UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 18, 2005

Chart Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11442	34-1712937
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5885 Landerbrook Drive, Suite 205, Cleveland, Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(440) 753-1490

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On March 18, 2005, Timothy J. White notified Chart Industries, Inc. ("Company") of his intention to resign as a Director of the Company. Mr. White has resigned as a Director of the Company effective at close of business on March 23, 2005.

(d) On March 23, 2005, the remaining members of the Board of Directors unanimously appointed Geoffrey S. Rehnert to fill the vacancy resulting from Mr. White's resignation until the next annual meeting of stockholders of the Company, and until his successor is elected and qualified. Mr. Rehnert was not named to any Committees of the Board of Directors.

Mr. Rehnert is and has been the Co-Founder of the Audax Group, an alternative asset investment business currently with over $1 billion in assets under management, since 1999. Mr. Rehnert shares responsibility for strategic oversight of the operating company and all of its associated businesses including the $500 million Audax Private Equity Fund, L.P. (the "Fund") and a $440 million mezzanine debt fund. The Fund, through its holding company Audax Chart LLC ("Audax"), is an investor in the Company.

Mr. Rehnert also serves on the Board of Directors of Swissray International, Inc., Southern Equipment Company, Inc. (d/b/a Ready Mix Concrete Company) and The Endurance Group International, Inc. Mr. Rehnert also served as a Director of the Company from September 15, 2003 to February 12, 2004.

As previously disclosed in the Company's Proxy Statement filed with the Securities and Exchange Commission on April 29, 2004 (the "2004 Proxy Statement"), the Company entered into an Investor Rights Agreement, dated September 15, 2003 (the "Investor Rights Agreement"), with Audax, OCM Principal Opportunities Fund II, L.P. ("OCM Fund") and the other stockholder parties to the Investor Rights Agreement. Under the Investor Rights Agreement, Audax and OCM Fund (the "Controlling Stockholders") possess the right (among other rights previously disclosed) to designate four individuals as nominees for appointment or election to the Board of Directors. Mr. Rehnert was designated as a nominee for appointment to the Board of Directors pursuant to the Investor Rights Agreement by the Controlling Stockholders.

As disclosed in the 2004 Proxy Statement, the Company emerged from Chapter 11 bankruptcy proceedings on September 15, 2003 pursuant to the Amended Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries, dated September 3, 2003 (the "Reorganization Plan"). Pursuant to the Reorganization Plan, a group of senior lenders including Audax ("Senior Lenders"), entered into a senior credit facility with the Company which provided for a $120.0 million secured term loan with final maturity in 2009 ("Term Loan") and a revolving credit line of $40.0 million that expires on September 15, 2008, of which $30.0 million may be used for the issuance of letters of credit ("Credit Revolver"). The Term Loan and Credit Revolver are collectively referred to herein as the "Senior Credit Facilities." Under the Senior Credit Facilities, the Company is required to pay a commitment fee of 0.375 percent per annum on the unused amount of the Credit Revolver and also provide for payment of other customary fees and expenses to the Senior Lenders including Audax. During February 2004, Audax assigned its interest in the Term Loan portion of the Senior Credit Facilities. Audax remains a Senior Lender under the Credit Revolver portion of the Senior Credit Facilities.

The Company is also obligated under the Investor Rights Agreement to pay and hold Audax and its affiliates, directors, officers and employees harmless against liability for the payment of, reasonable expenses, legal fees and other out of pocket costs incurred after September 15, 2003 by or on behalf of Audax or any of its affiliates in connection with (i) any Company related financing, strategic initiative or other growth strategy, or (ii) the rendering of any other services to the Company by Audax or its affiliates, including assistance with evaluating business opportunities.

Effective January 1, 2004, the Company retained Oaktree Capital Management, LLC, a California limited liability company and an affiliate of OCM Fund ("Oaktree"), and Audax Management Company, LLC, a Delaware limited liability company and an affiliate of Audax ("Audax Management"), to provide certain management and administrative services to the Company, including assistance in strategic business planning, reviewing forecasts and budgets, recruiting management personnel and structuring and placing financing and managing relationships with financial institutions. These arrangements are set forth in a management services agreement between the Company and each of Oaktree and Audax Management. Pursuant to this agreement, the Company pays annually (i) $190,000 to Oaktree as compensation for the services to be provided by Oaktree, and (ii) $190,000 to Audax Management in compensation for the services to be provided by Audax Management. The Company's payment obligations under the agreement are subject to the limitations of the Company's Senior Credit Facilities. The Company also is required to reimburse Audax Management and Oaktree for certain reasonable out-of-pocket expenses incurred by the professional personnel of Audax Management and Oaktree in connection with services rendered to the Company. The term of the agreement is one year, with automatic and successive one-year renewal terms.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chart Industries, Inc.

March 24, 2005	By:	/s/ Michael F. Biehl

Name: Michael F. Biehl
Title: Chief Financial Officer and Treasurer